UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

_________________

Date of Report (Date of earliest event reported): December 13, 2013

USEC Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-14287	52-2107911
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Two Democracy Center
6903 Rockledge Drive
Bethesda, MD 20817
(301) 564-3200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 16, 2013, USEC Inc. (“USEC” or the “Company”) announced that it has reached an agreement with a majority of the holders of USEC’s outstanding 3.0% convertible senior notes due October 1, 2014 (the “Convertible Notes”) on the terms of a financial restructuring plan. The restructuring plan would address the October 2014 maturity of the Convertible Notes and is intended to improve USEC’s credit profile and its ability to sponsor the American Centrifuge project (“ACP”). A copy of USEC’s press release announcing such agreement is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

On December 13, 2013, USEC entered into a plan support agreement (the “Plan Support Agreement”) with the holders of more than 60% of USEC’s Convertible Notes (the “Consenting Noteholders”) regarding a proposed voluntary Chapter 11 pre-packaged or pre-arranged plan of reorganization of the Company (the “Plan”) on the terms and conditions set forth in a term sheet attached as an exhibit to the Plan Support Agreement (the “Term Sheet”). The Plan would be implemented by the Company at the USEC Inc. holding company level only. Neither United States Enrichment Corporation (“Enrichment”) nor any of the American Centrifuge subsidiaries of USEC will be included as debtors in the Chapter 11 filing, although Enrichment is anticipated to be a plan proponent for the limited purpose of providing the guarantee described below and may act as a lender to or provide other intercompany secured financing to USEC as described below. A copy of the form of Plan Support Agreement, including the Term Sheet and related exhibits, is provided as Exhibit 10.1 to this report and incorporated herein by reference.

Pursuant to the Plan Support Agreement, and subject to certain conditions contained therein and generally described below, the Consenting Noteholders have agreed, among other things, to vote in favor of and to generally support confirmation of the Plan by the United States Bankruptcy Court for the District of Delaware (the “Court”) consistent with the terms and conditions set forth in Term Sheet and the Company has agreed to use its reasonable best efforts to support and complete the transactions contemplated in the Term Sheet, including seeking confirmation of the Plan consistent with the Term Sheet. Pursuant to the Plan Support Agreement, the Consenting Noteholders have also agreed not to seek to exercise or support the exercise of any remedies under the Convertible Notes or the indenture governing the Convertible Notes, and to direct the indenture trustee not to pursue remedies upon the occurrence of any default under the Convertible Notes or the indenture governing the Convertible Notes arising as a result of a potential failure of USEC’s common stock to continue to be listed for trading on the New York Stock Exchange. USEC continues to be engaged with the Consenting Noteholders on the definitive documentation to implement the Plan. Once the conditions contained in the Plan Support Agreement are satisfied or waived, the Company expects to move forward with a Chapter 11 case, commenced either with a pre-arranged Plan or a pre-packaged Plan. The Company expects that operations will continue in the ordinary course throughout the financial restructuring process.
As described in the Term Sheet, the material terms of Plan include, among other things, that, upon the effective date of the Plan (the “Effective Time”):

•	The holders of the Convertible Notes will receive, on a pro rata basis, in exchange for claims on account of their $530 million in outstanding principal amount of Convertible Notes:

•	79.04% of the common stock of reorganized USEC (“New Common Stock”), subject to dilution on account of a new management incentive plan; and

•
$200 million in principal amount of new notes issued by reorganized USEC on terms described in the Term Sheet (the “New Notes”), with the New Notes being guaranteed and secured on a subordinated and limited basis by Enrichment.

•
Subject to further agreement, as described below, Babcock & Wilcox Investment Company (“B&W”) and Toshiba America Nuclear Energy Company (“Toshiba,” and together with B&W, the “Preferred Investors”) will each receive in exchange and on account of their shares of the Company’s Series B-1 12.75% convertible preferred stock (the “Preferred Stock”) (as of October 1, 2013 there were 85,903 shares of Preferred Stock outstanding having an aggregate liquidation preference of $110.4 million) and warrants dated September 2, 2010 to purchase up to 250,000 shares of the Company’s common stock (the “Warrants”):

•	7.98% of the New Common Stock (15.96% in the aggregate), subject to dilution on account of a new management incentive plan; and

•	$20.19 million in principal amount of New Notes ($40.38 million in the aggregate).

•
The Preferred Investors would enter into an agreement to each invest $20.19 million (for an aggregate investment of $40.38 million) of equity in the American Centrifuge project in the future, upon mutually agreed upon terms and conditions, but in any event contingent upon the funding for the American Centrifuge Plant of not less than $1.5 billion of debt supported by the U.S. Department of Energy (“DOE”) loan guarantee program or other government support or funding in such amount (the “ACP Funding Condition”).

•
In connection with the Company’s compliance with regulatory requirements, the New Common Stock issued to the Preferred Investors would be structured in a similar manner to the Class B Common Stock contemplated to be issuable to the Preferred Investors upon conversion of the Preferred Stock. As contemplated, Class B Common Stock and the New Common Stock will have the same rights, powers, preferences and restrictions and rank equally in all matters, except voting. Holders of Class B Common Stock shall be entitled to elect two members of the Board of Directors of the Company, consistent with their current arrangements.

•	The holders of the Company’s common stock will receive, on a pro rata basis, 5% of the New Common Stock, subject to dilution on account of a new management incentive plan.

•	All secured claims will be reinstated and otherwise not impaired and all liens shall be continued until the claims are paid in full.

•
All general unsecured claims of the Company will be unimpaired and will be either reinstated or paid in full in the ordinary course of business upon the later of the Effective Time or when such obligation becomes due according to its terms.

The Preferred Investors are not a party to the Plan Support Agreement and the treatment of their investment as part of the Plan has not yet been agreed to by the Preferred Investors. Such an agreement remains subject to the mutual agreement of the parties, including the negotiation of definitive documentation regarding the terms of any additional potential additional investment. B&W and Toshiba have indicated to the Company that they remain supportive of deployment of the American Centrifuge technology.
Pursuant to the terms of the Plan Support Agreement, the Plan is subject to certain material conditions precedent, which must be satisfied or waived as a condition to moving forward with the commencement of the Chapter 11 case or the solicitation on the Plan, including, without limitation:

•
Reaching mutual agreement between the Company, Consenting Noteholders holding a majority of the principal amount of the Convertible Notes held by the Consenting Noteholders (the “Majority Consenting Noteholders”) and the Preferred Investors as to the treatment of the Preferred Stock and Warrants and the terms of any subsequent investment by the Preferred Investors in the American Centrifuge project;

•
Reaching mutual agreement between the Company and the Majority Consenting Noteholders with respect to any financing and/or cash collateral arrangements with Enrichment for the purposes of funding the Chapter 11 proceeding to implement the restructuring (the “DIP Facility”) and with respect to any third-party secured financing and/or intercompany secured lending for the purposes of satisfying in full the DIP Facility and providing sufficient liquidity for USEC to emerge from Chapter 11 and for USEC and its subsidiaries to operate post emergence from Chapter 11 (the “Exit Facility”); and

•
Completion of the disclosure statement, the indenture governing the New Notes, the Plan, the DIP Facility, the Exit Facility, the management incentive plan, and all related definitive documentation implementing the restructuring on terms mutually agreeable to the Company and the Majority Consenting Noteholders.

In connection with USEC’s negotiations with the Consenting Noteholders, at USEC’s request, the Company received a prior determination from the U.S. Nuclear Regulatory Commission (“NRC”) that the reorganization of the Company on substantially the terms described in the Term Sheet would not constitute a direct or indirect change of control of a licensee requiring prior approval by the NRC.
The Plan Support Agreement is subject to certain termination events, including, without limitation, the following:

•
By USEC or the Majority Consenting Noteholders upon a good faith determination of the Board of Directors of USEC that proceeding with the Plan would be inconsistent with the exercise of its fiduciary duties;

•	By USEC or the Majority Consenting Noteholders if the material conditions are not satisfied or waived by February 28, 2014;

•
By the Majority Consenting Noteholders if USEC fails to commence the solicitation or the Chapter 11 case in Bankruptcy Court on or before March 7, 2014 or if USEC fails to commence the Chapter 11 case in Bankruptcy Court within 40 days of the commencement of the solicitation or fails to commence the solicitation within 50 days of the commencement of the Chapter 11 case;

•
By the Majority Consenting Noteholders if USEC experiences any circumstance, change or other event that has had or is reasonably likely to have a short-term or long-term material adverse effect on the financial condition or operations of USEC and its subsidiaries;

•
By USEC or the Majority Consenting Noteholders if (1) DOE does not extend the current research, development and demonstration (“RD&D”) program through September 30, 2014 at a rate equal to not less than $10 million per month; (2) DOE terminates or suspends (or announces its intent to terminate or suspend) its 80% cost share funding of the RD&D program; (3) there is a termination or suspension or material delay in completion of the RD&D program (other than, in the case of USEC’s right to terminate, as a result of action or inaction by USEC); and

•	By USEC or the Majority Consenting Noteholders if the Russian transitional supply agreement between Enrichment and Joint Stock Company Techsnabexport is terminated.

The New Common Stock will be registered under the Securities Exchange Act of 1934, as amended, and the Company has agreed to use its commercially reasonable efforts to list the New Common Stock for trading on a national securities exchange as soon as practicable following the Effective Time.

The New Notes will have the terms and conditions described in the Term Sheet that is attached as an exhibit to the Plan Support Agreement, including the following:

•	The New Notes will pay cash interest at a rate of 8%.

•
Reorganized USEC may at its option elect to (1) pay in additional New Notes (“pay in kind” or “PIK”) up to 1.5% of interest for the time period between the date of issuance and September 30, 2014; (2) PIK up to 3% of interest for the time period October 1, 2014 through September 30, 2015; and (3) PIK up to

5.5% of interest from October 1, 2015 through maturity.

•
The New Notes will mature five years from the date of issuance, provided that the maturity date will be automatically extended to 10 years from the date of issuance upon initial funding of a material amount under binding agreements providing for: (1) the satisfaction of the ACP Funding Condition described above; (2) the implementation and deployment of a National Security Train Program utilizing American Centrifuge technology with an expected total program cost to be funded by the government of not less than $750 million.

•	The New Notes will be subordinated to and will rank junior to any funding provided by Enrichment (including any Exit Facility).

•
The New Notes would be guaranteed on a subordinated and limited basis by Enrichment (the “Guarantee”) and secured by a silent lien on certain assets of Enrichment (the “Lien”). The Guarantee and the Lien will be subordinated in all rights and respects to guarantees and liens granted (1) to secure the Exit Facility, (2) for the benefit of the Pension Benefit Guarantee Corporation (“PBGC”), (3) to secure USEC’s equity commitments with respect to the financing of ACP, (4) for the benefit of DOE or any lenders providing financing or government support for ACP, and (5) claims against Enrichment by the U.S. government. The Guarantee and Lien will automatically terminate (other than with respect to a portion of accrued and unpaid interest) upon certain events, including an involuntary termination by the PBGC of any of the qualified pension plans of USEC or Enrichment, the cessation of funding prior to completion of the RD&D program, and termination of certain efforts by USEC with respect to ACP.

The Term Sheet contemplates that upon completion of the restructuring, USEC will have a new Board of Directors consisting of seven to eleven directors, to be designated by the Consenting Noteholders and reasonably acceptable to USEC, which is anticipated to include the current Chief Executive Officer. B&W and Toshiba would each continue to have the right to elect one member of the Board of Directors consistent with the current arrangements governing their investment.

The foregoing description is qualified in its entirety by reference to the form of Plan Support Agreement and related exhibits which are provided as Exhibit 10.1 to this Current Report on Form 8-K.

Item 7.01 Regulation FD Disclosure.

Beginning in January 2013, USEC entered into confidentiality agreements with the Consenting Noteholders and such Noteholders’ financial advisors and legal advisors (collectively, the “Noteholder Advisors”), to facilitate discussions with the Noteholder Advisors and Consenting Noteholders regarding potential consensual restructuring transactions with USEC. In connection with these discussions, USEC provided the Consenting Noteholders certain confidential information. Pursuant to the confidentiality agreements, USEC agreed to publicly disclose this confidential information upon expiration of the confidentiality agreements. The confidentiality agreements with certain of the Consenting Noteholders expired on December 13, 2013. As a result, USEC is furnishing the information set forth in this Item 7.01 and Exhibits 99.2 and 99.3 hereto, which was provided to some Consenting Noteholders, to satisfy the Company’s public disclosure obligations under the confidentiality agreements that have expired and under the remaining confidentiality agreements with the Consenting Noteholders.

USEC generally does not publicly disclose prospective multi-year financial information. However, in discussions with the Consenting Noteholders, pursuant to the confidentiality agreements, USEC provided to the Consenting Noteholders certain summary financial information dated January 2013 furnished as Exhibit 99.2, which is incorporated herein by reference. This financial information was based on a scenario in which USEC would be proceeding with commercialization of ACP and that it was management’s view that the Company would be unlikely to achieve the projections of future cash flow and other financial forecasts in a future scenario in which the Company was not moving forward with ACP commercialization. Management prepared the forecasts from internal financial projections based on reasonable expectations, beliefs and assumptions at the time they were made, as of January 2013, and do not reflect events that have occurred since that date.

As discussed in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2013, the economics of the ACP are severely challenged by the current supply/demand imbalance in the market for low enriched uranium and at current market prices for low enriched uranium, USEC does not believe that its plans for ACP commercialization are economically viable without additional government support. Accordingly, USEC is evaluating and pursuing the feasibility of alternatives and actions necessary to proceed with the commercial deployment of the American Centrifuge technology, including the availability of additional government support. In discussions with the Consenting Noteholders, pursuant to the confidentiality agreements, USEC provided to the Consenting Noteholders certain information dated August 2013 regarding the status and prospects for ACP commercialization, including information regarding the anticipated equity return profile for ACP based on current market prices and cost estimates and certain illustrative equity returns necessary to support investment in ACP at varying market prices, which information is furnished as Exhibit 99.3, and is incorporated herein by reference. Such information illustrated that based on current market prices and cost estimates, the equity return profile for ACP is likely below that required to raise third party equity capital. The information was prepared in August 2013 based on market conditions and other factors present at such time, and included assumptions with respect to, among other things, SWU market prices, cost estimates for the project, and financing terms. These assumptions were based on reasonable expectations, beliefs and assumptions at the time they were made, as of August 2013, and do not reflect events that have occurred since that date.

In addition, management and its financial advisors advised the Consenting Noteholders that based on preliminary forecasts in a liquidation or wind-down scenario they anticipated that creditors at the Company’s subsidiary, Enrichment, would be expected to receive substantial recovery, but that holders of the Convertible Notes, which are unsecured and are structurally subordinated, would be expected to receive essentially no recovery.

The inclusion of this financial and other information and forecasts in this Current Report on Form 8-K, including Exhibits 99.2 and 99.3 should not be regarded as an indication that this financial and other information or forecasts reflect, current estimates or expectations, beliefs and assumptions of management about prospects for the Company’s business, changes in general business or economic conditions, or any other transaction or event that has occurred or may occur and that was not anticipated at the time the information was prepared. The information likely does not reflect current results or future performance. The forecasts were not prepared with a view toward public disclosure and were not prepared in accordance with generally accepted accounting principles (“GAAP”) or published guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of “prospective financial information.”

The information furnished on Exhibits 99.2 and 99.3 contains forward-looking statements. These forward-looking statements are subject to a significant amount of uncertainty, in particular regarding the timing and amount of future revenues, gross profits, earnings, equity returns and recoveries.  Further, the information relates to multiple future years and such information is subject to increasing uncertainty with each successive year. Factors both within and outside the control of USEC will affect the accuracy of this forward-looking information.  Furthermore, the information is a high-level summary only and is subject to assumptions, qualifications and performance criteria not otherwise described in the information presented. USEC does not intend to update any of the information presented herein to reflect events that occur after the date of such information except as required by law.

The information in this item 7.01 is being furnished, not filed. Accordingly, the information in this item will not be incorporated by reference into any registration statement filed by USEC or any related entity under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated by reference therein. By filing this Current Report on Form 8-K and furnishing this information, USEC makes no admission as to the materiality of any information in Item 7.01 of this report.

Forward Looking Statements

This Current Report on Form 8-K, including exhibits, contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 - that is, statements related to future events. In this context, forward-looking statements may address our expected future business and financial performance, and often contain words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “will” and other words of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For USEC, particular risks and uncertainties that could cause our actual future results to differ materially from those expressed in our forward-looking statements include, but are not limited to: risks related to the ongoing transition of our business, including uncertainty regarding the transition of the Paducah gaseous diffusion plant and uncertainty regarding the economics of and continued funding for the American Centrifuge project and the potential for a demobilization or termination of the project; our ability to satisfy the conditions to the Plan Support Agreement and to complete the proposed restructuring, including our ability to reach a mutually acceptable agreement with B&W and Toshiba regarding the treatment of their Preferred Stock and Warrants and their willingness to make additional investments in ACP, and our ability to reach agreement regarding acceptable terms of any DIP Facility and Exit Facility, and the potential for termination of the Plan Support Agreement; the outcome of current discussions with DOE regarding a potential 9-month extension of the RD&D program and the potential for demobilization or termination of the ACP and of the Plan Support Agreement if we do not reach an agreement for continued DOE support beyond the expiration of the current RD&D program on January 15, 2014; the impact of a potential de-listing of our common stock on the NYSE; our ability to reach an agreement with DOE regarding the transition of the Paducah gaseous diffusion plant and uncertainties regarding the transition costs and other impacts of USEC ceasing enrichment at the Paducah gaseous diffusion plant and returning the plant to DOE; the continued impact of the March 2011 earthquake and tsunami in Japan on the nuclear industry and on our business, results of operations and prospects; the impact and potential extended duration of the current supply/demand imbalance in the market for low enriched uranium (“LEU”); the impact of enrichment market conditions, increased project costs and other factors on the economic viability of the American Centrifuge project without additional government support and on our ability to finance the project and the potential for a demobilization or termination of the project; limitations on our ability to provide any required cost sharing under the RD&D program; uncertainty concerning the ultimate success of our efforts to obtain a loan guarantee from DOE and other financing for the American Centrifuge project or additional government support for the project and the timing and terms thereof; potential changes in our anticipated ownership of or role in the American Centrifuge project, including as a result of the need to raise additional capital to finance the project; the impact of actions we have taken or may take to reduce spending on the American Centrifuge project, including the potential loss of key suppliers and employees, and impacts to cost and schedule; the potential for DOE to seek to terminate or exercise its remedies under the RD&D cooperative agreement or June 2002 DOE-USEC agreement; changes in U.S. government priorities and the availability of government funding, including loan guarantees; risks related to our inability to repay our convertible notes at maturity in October 2014 if we are not successful in implementing the Plan; risks related to our ability to manage our liquidity without a credit facility: our dependence on deliveries of LEU from Russia under a commercial supply agreement with Russia (the “Russian Supply Agreement”) and limitations on our ability to import the Russian LEU we buy under the Russian Supply Agreement into the United States and other countries; risks related to our ability to sell our fixed purchase obligations under the Russian Supply Agreement; the decrease or elimination of duties charged on imports of foreign-produced low enriched uranium; pricing trends and demand in the uranium and enrichment markets and their impact on our profitability; movement and timing of customer orders; changes to, or termination of, our agreements with the U.S. government; risks related to delays in payment for our contract services work performed for DOE, including our ability to resolve certified claims for payment filed by USEC under the Contracts Dispute Act for payment of breach-of-contract amounts; the impact of government regulation by DOE and the U.S. Nuclear Regulatory Commission; the outcome of legal proceedings and other contingencies (including lawsuits and government investigations or audits); the competitive environment for our products and services; changes in the nuclear energy industry; the impact of volatile financial market conditions on our business, liquidity, prospects, pension assets and credit and insurance facilities; the impact of potential changes in the ownership of our stock on our ability to realize the value of our deferred tax benefits; the timing of recognition of previously deferred revenue; and other risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and quarterly reports on Form 10-Q. Revenue and operating results can fluctuate significantly from quarter to quarter, and in some cases, year to year. We do not undertake to update our forward-looking statements except as required by law.

Item 9.01 Exhibits

(d)    Exhibits

Exhibit
Number    Description

10.1	Form of Plan Support Agreement dated December 13, 2013 between USEC Inc. and certain holders of USEC Inc.’s 3.0% convertible senior notes due October 1, 2014.

99.1	Press Release dated December 16, 2013 issued by USEC Inc.

99.2	Strategic Transition: Overview and Long Term Financial Plan Summary dated January 2013.

99.3	ACP Discussion Materials dated August 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

USEC Inc.

December 16, 2013	By:	/s/ John C. Barpoulis
John C. Barpoulis
Senior Vice President and Chief Financial Officer
(Principal Financial Officer)

EXHIBIT INDEX

Exhibit
Number    Description

10.1	Form of Plan Support Agreement dated December 13, 2013 between USEC Inc. and certain holders of USEC Inc.’s 3.0% convertible senior notes due October 1, 2014.

99.1	Press Release dated December 16, 2013 issued by USEC Inc.

99.2	Strategic Transition: Overview and Long Term Financial Plan Summary dated January 2013.

99.3	ACP Discussion Materials dated August 2013.